Exhibit 99.1

FOR IMMEDIATE RELEASE

MasterCraft Boat Holdings, Inc. Reports Fiscal 2023 Results

VONORE, Tenn. – August 30, 2023 – MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) today announced financial results for its fiscal 2023 fourth quarter and year ended June 30, 2023.

Unless otherwise indicated, the highlights and commentary provided herein relate to our continuing operations, which exclude the NauticStar segment results reported as discontinued operations.

Fourth Quarter Highlights:

▪
Net sales for the fourth quarter were $166.6 million, down 15.5% from the prior-year period
▪
Net income from continuing operations was $23.1 million, or $1.32 per diluted share, down 31.2% and 28.6%, respectively, from the prior-year period
▪
Diluted Adjusted Net Income per share, a non-GAAP measure, was $1.37, down 28.6% from the prior-year period
▪
Adjusted EBITDA, a non-GAAP measure, was $32.7 million, down 31.3% from the prior-year period
▪
Share repurchases of $7.0 million during the quarter

Full Year Highlights:

▪
The most profitable fiscal year in the Company's history.
▪
Net sales increased to $662.0 million, up 3.2% from the prior-year period
▪
Net income from continuing operations was $90.5 million, or $5.09 per diluted share, up 2.9% and 7.8%, respectively, from the prior-year period
▪
Diluted Adjusted Net Income per share, a non-GAAP measure, was $5.35, up 6.8% from the prior-year period.
▪
Adjusted EBITDA, a non-GAAP measure, was $131.5 million, up 0.7% from the prior-year period
▪
Record operating cash flow due to strong earnings and diligent working capital management
▪
Share repurchases of $22.9 million during the fiscal year.

Fred Brightbill, Chief Executive Officer and Chairman, commented, “Our business performed extremely well during fiscal 2023, delivering a third consecutive record-setting year for net sales and earnings. Our strong operating performance resulted in the highest cash flow for any year in the Company’s history as we generated nearly $134 million of operating cash flow, driven by strong earnings and diligent working capital management. We are proud of our team and their outstanding work.”

Brightbill continued, “As our fiscal fourth quarter progressed, retail sales slowed significantly and fell short of our expectations. Although we reduced production plans in response, dealer inventories ended fiscal 2023 at levels higher than we would now consider optimal. Despite cyclical headwinds facing the industry, our fortress balance sheet is a significant competitive advantage and provides us with abundant financial flexibility to pursue our capital allocation priorities, first and foremost of which is investment in growth. We have been laying the foundation for long-term growth by actively investing in targeted initiatives that will take advantage of the industry’s positive, underlying secular trends. These investments will continue into fiscal 2024 as we prioritize long-term growth and value creation through product line expansion, relentless innovation, and an unyielding focus on the consumer.”

Fourth Quarter Results

Unless otherwise indicated, the financial results provided herein relate to our continuing operations, which exclude the NauticStar segment results reported as discontinued operations.

For the fourth quarter of fiscal 2023, MasterCraft Boat Holdings, Inc. reported consolidated net sales of $166.6 million, down $30.7 million from the fourth quarter of fiscal 2022. The net sales decrease reflects decreased sales volumes, less favorable model mix, and increased dealer incentives, partially offset by higher prices. Dealer incentives include higher floor plan financing costs as a result of increased dealer inventories and interest rates, and increased other incentives as the retail environment becomes more competitive.

Gross profit decreased $14.3 million and gross profit margin decreased 320 basis points in the fourth quarter of fiscal 2023 from the fourth quarter of fiscal 2022. The decreased margin was mainly due to higher dealer incentives, higher costs from inflationary pressures, lower cost absorption due to decreased sales volumes, and less favorable model mix, partially offset by higher prices.

Operating expenses increased $1.1 million for the fourth quarter of fiscal 2023, compared to the prior-year period primarily as a result of increased product development expenses in the quarter.

Net income from continuing operations was $23.1 million for the fourth quarter of fiscal 2023, compared to $33.5 million in the prior-year period. Diluted net income from continuing operations per share was $1.32, compared to $1.85 for the fourth quarter of fiscal 2022.

Adjusted Net Income was $23.9 million for the fourth quarter of fiscal 2023, or $1.37 per diluted share, compared to $34.8 million, or $1.92 per diluted share, in the prior-year period.

Adjusted EBITDA was $32.7 million for the fourth quarter of fiscal 2023, compared to $47.6 million in the prior-year period. Adjusted EBITDA margin was 19.6 percent for the fourth quarter, down from 24.1 percent for the prior-year period.

See “Non-GAAP Measures” below for a reconciliation of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Net Income per share to the most directly comparable financial measures presented in accordance with GAAP.

Fiscal 2023 Results

Unless otherwise indicated, the financial results provided herein relate to our continuing operations, which exclude the NauticStar segment results reported as discontinued operations.

For fiscal 2023, MasterCraft Boat Holdings, Inc. reported consolidated net sales of $662.0 million, up $20.4 million from fiscal 2022. The net sales increase reflects higher prices, partially offset by decreased sales volumes, increased dealer incentives, and less favorable model mix. Dealer incentives include higher floor plan financing costs as a result of increased dealer inventories and interest rates, and other incentives as the retail environment becomes more competitive.

Gross profit increased $1.5 million and gross profit margin decreased 60 basis points in fiscal 2023 from fiscal 2022. The decreased margin was mainly due to higher costs from inflationary pressures, higher dealer incentives, lower cost absorption due to decreased sales volumes, less favorable model mix, and increased warranty costs, partially offset by higher prices and improved production efficiencies.

Operating expenses increased $0.8 million for fiscal 2023 compared to the prior-year period. Selling, general and administrative expenses as a percentage of net sales remained relatively flat.

Net income from continuing operations was $90.5 million for fiscal 2023, compared to $87.9 million in the prior-year period. Diluted net income from continuing operations per share was $5.09, compared to $4.72 for fiscal 2022.

Adjusted Net Income was $95.0 million for fiscal 2023, or $5.35 per diluted share, compared to $93.3 million, or $5.01 per diluted share, in the prior-year period.

Adjusted EBITDA was $131.5 million for fiscal 2023, compared to $130.5 million in the prior-year period. Adjusted EBITDA margin was 19.9 percent for fiscal 2023, down from 20.3 percent for the prior-year period.

See “Non-GAAP Measures” below for a reconciliation of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Net Income per share to the most directly comparable financial measures presented in accordance with GAAP.

Outlook

Concluded Brightbill, “Macroeconomic factors, including elevated interest rates as well as tightening credit standards and availability, are creating significant uncertainty which is limiting our retail demand visibility. In addition, the general expectation for an economic downturn during fiscal 2024 will likely be a headwind for the industry. This backdrop of economic uncertainty has caused us to approach our wholesale production plan for fiscal 2024 with a prudent level of conservatism, and we have developed plans for a range of potential retail demand scenarios. Because of the lower-than-expected retail sales results in our fiscal fourth quarter of 2023, and the uncertain outlook for retail sales, wholesale unit sales for fiscal 2024 will be lower than projected retail sales. Our production plans will allow us to rebalance dealer inventories with anticipated retail demand and keep our pipeline healthy.”

The Company’s outlook is as follows:

•
For full year fiscal 2024, we expect consolidated net sales to be between $390 million and $420 million, with Adjusted EBITDA of between $42 million and $52 million, and Adjusted Earnings per share of between $1.46 and $1.88. We expect capital expenditures to be approximately $22 million for the full year.

•
For fiscal first quarter 2024, consolidated net sales are expected to be approximately $98 million, with Adjusted EBITDA of approximately $11 million, and Adjusted Earnings per share of approximately $0.41.

Importantly, this guidance reflects our view that industry retail unit sales could be down as much as mid-teens percent for fiscal year 2024. Although our guidance reflects a significant decline in earnings from fiscal 2023, we expect to generate positive free cash flow, which is a testament to our flexible, highly-variable cost structure and proactive cost control efforts.

Conference Call and Webcast Information

MasterCraft Boat Holdings, Inc. will host a live conference call and webcast to discuss fiscal fourth quarter and full year 2023 results today, August 30, 2023, at 8:30 a.m. EDT. Participants may access the conference call live via webcast on the investor section of the Company’s website, Investors.MasterCraft.com, by clicking on the webcast icon. To participate via telephone, please register in advance at this link. Upon registration, all telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number along with a unique passcode and registrant ID that can be used to access the call. A replay of the conference call and webcast will be archived on the Company's website.

About MasterCraft Boat Holdings, Inc.

Headquartered in Vonore, Tenn., MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) is a leading innovator, designer, manufacturer and marketer of recreational powerboats through its three brands, MasterCraft, Crest, and Aviara. Through these three brands, MasterCraft Boat Holdings has leading market share positions in two of the fastest growing segments of the powerboat industry – performance sport boats and pontoon boats – while entering the large, growing luxury day boat segment. For more information about MasterCraft Boat Holdings, and its three brands, visit: Investors.MasterCraft.com, www.MasterCraft.com, www.CrestPontoons.com, and www.AviaraBoats.com.

Forward-Looking Statements

This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can often be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and include statements in this press release concerning our ability to capitalize on the summer selling season, our capital allocation priorities, including our intention to drive value and accelerate growth, and our full year financial outlook.

Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: changes in interest rates, the potential effects of supply chain disruptions and production inefficiencies, general economic conditions, demand for our products, inflation, changes in consumer preferences, competition within our industry, our reliance on our network of independent dealers, our ability to manage our manufacturing levels and our fixed cost base, the successful introduction of our new products, geopolitical conflicts and financial institution disruptions. These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2022, filed with the Securities and Exchange Commission (the “SEC”) on September 9, 2022 and our Quarterly Report on Form 10-Q for the fiscal quarter ended January 1, 2023, filed with the SEC on February 8, 2023, could cause actual results to differ materially from those indicated by the forward-looking statements. The discussion of these risks is specifically incorporated by reference into this press release.

Any such forward-looking statements represent management's estimates as of the date of this press release. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue or cause our views to change, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Use of Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP measures for the respective periods can be found in tables immediately following the consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for the Company’s financial results prepared in accordance with GAAP.

Results of Operations for the Twelve Months Ended June 30, 2023

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended		For the Years Ended
	June 30,	June 30,	June 30,	June 30,
	2023	2022	2023	2022

Net sales	$166,566	$197,216	$662,046	$641,609
Cost of sales	123,651	140,043	492,333	473,419
Gross profit	42,915	57,173	169,713	168,190
Operating expenses:
Selling and marketing	3,060	2,903	13,808	12,869
General and administrative	10,160	9,189	37,034	36,070
Amortization of other intangible assets	489	489	1,956	1,956
Goodwill impairment	—	—	—	1,100
Total operating expenses	13,709	12,581	52,798	51,995
Operating income	29,206	44,592	116,915	116,195
Other income (expense):
Interest expense	(756)	(392)	(2,679)	(1,471)
Interest income	1,384	—	3,351	—
Income before income tax expense	29,834	44,200	117,587	114,724
Income tax expense	6,782	10,652	27,135	26,779
Net income from continuing operations	23,052	33,548	90,452	87,945
Loss from discontinued operations, net of tax	(376)	(22,057)	(21,515)	(29,731)
Net income	$22,676	$11,491	$68,937	$58,214

Net income (loss) per share
Basic
Continuing operations	$1.33	$1.87	$5.13	$4.77
Discontinued operations	(0.02)	(1.23)	(1.22)	(1.62)
Net income	$1.31	$0.64	$3.91	$3.15

Diluted
Continuing operations	$1.32	$1.85	$5.09	$4.72
Discontinued operations	(0.02)	(1.22)	(1.21)	(1.60)
Net income	$1.30	$0.63	$3.88	$3.12

Weighted average shares used for computation of:
Basic earnings per share	17,299,562	17,952,267	17,618,797	18,455,226
Diluted earnings per share	17,505,504	18,155,449	17,765,117	18,636,512

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	June 30,	June 30,
	2023	2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$19,817	$34,203
Held-to-maturity securities	91,560	—
Accounts receivable, net of allowances of $122 and $214, respectively	15,741	22,472
Inventories, net	58,298	58,595
Prepaid expenses and other current assets	10,083	7,232
Current assets associated with discontinued operations	—	23,608
Total current assets	195,499	146,110
Property, plant and equipment, net	77,921	55,823
Goodwill	28,493	28,493
Other intangible assets, net	35,462	37,418
Deferred income taxes	12,428	21,525
Deferred debt issuance costs, net	304	406
Other long-term assets	3,869	1,290
Non-current assets associated with discontinued operations	—	5,987
Total assets	$353,976	$297,052
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$20,391	$23,375
Income tax payable	5,272	4,600
Accrued expenses and other current liabilities	72,496	54,437
Current portion of long-term debt, net of unamortized debt issuance costs	4,381	2,873
Current liabilities associated with discontinued operations	—	7,887
Total current liabilities	102,540	93,172
Long-term debt, net of unamortized debt issuance costs	49,295	53,676
Unrecognized tax positions	7,350	6,358
Operating lease liabilities	2,702	198
Total liabilities	161,887	153,404
COMMITMENTS AND CONTINGENCIES
EQUITY:
Common stock, $.01 par value per share — authorized, 100,000,000 shares; issued and outstanding, 17,312,850 shares at June 30, 2023 and 18,061,437 shares at June 30, 2022	173	181
Additional paid-in capital	75,976	96,584
Retained earnings	115,820	46,883
MasterCraft Boat Holdings, Inc. equity	191,969	143,648
Noncontrolling interest	120	—
Total equity	192,089	143,648
Total liabilities and equity	$353,976	$297,052

Supplemental Operating Data

The following table presents certain supplemental operating data for the periods indicated:

	Three Months Ended			For the Years Ended
	June 30,	June 30,		June 30,	June 30,
	2023	2022	Change	2023	2022	Change
	(Dollars in thousands)

Unit sales volume:
MasterCraft	950	1,027	(7.5)%	3,407	3,596	(5.3)%
Crest	492	895	(45.0)%	2,836	3,156	(10.1)%
Aviara	34	29	17.2%	134	100	34.0%
Consolidated	1,476	1,951	(24.3)%	6,377	6,852	(6.9)%
Net Sales:
MasterCraft	$129,341	$147,282	(12.2)%	$468,656	$466,027	0.6%
Crest	24,652	39,403	(37.4)%	141,247	140,859	0.3%
Aviara	12,573	10,531	19.4%	52,143	34,723	50.2%
Consolidated	$166,566	$197,216	(15.5)%	$662,046	$641,609	3.2%
Net sales per unit:
MasterCraft	$136	$143	(4.9)%	$138	$130	6.2%
Crest	50	44	13.6%	50	45	11.1%
Aviara	370	363	1.9%	389	347	12.1%
Consolidated	113	101	11.9%	104	94	10.6%
Gross margin	25.8%	29.0%	(320) bps	25.6%	26.2%	(60) bps

Non-GAAP Measures

EBITDA, Adjusted EBITDA, EBITDA Margin, and Adjusted EBITDA Margin

We define EBITDA as net income from continuing operations, before interest, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA further adjusted to eliminate certain non-cash charges or other items that we do not consider to be indicative of our core and/or ongoing operations. For the periods presented herein, these adjustments include share-based compensation, business development consulting costs, and goodwill impairment, as described in more detail below. We define EBITDA margin and Adjusted EBITDA margin as EBITDA and Adjusted EBITDA, respectively, each expressed as a percentage of net sales.

Adjusted Net Income and Adjusted Net Income per share

We define Adjusted Net Income and Adjusted Net Income per share as net income from continuing operations, adjusted to eliminate certain non-cash charges or other items that we do not consider to be indicative of our core and/or ongoing operations and reflecting income tax expense on adjusted net income before income taxes at our estimated annual effective tax rate. For the periods presented herein, these adjustments include other intangible asset amortization, share-based compensation, business development consulting costs, and goodwill impairment.

EBITDA, Adjusted EBITDA, EBITDA margin, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Net Income per share, which we refer to collectively as the Non-GAAP Measures, are not measures of net income or operating income as determined under accounting principles generally accepted in the United States, or U.S. GAAP. The Non-GAAP Measures are not measures of performance in accordance with U.S. GAAP and should not be considered as an alternative to net income, net income per share, or operating cash flows determined in accordance with U.S. GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of cash flow. We believe that the inclusion of the Non-GAAP Measures is appropriate to provide additional information to investors because securities analysts and investors use the Non-GAAP Measures to assess our operating performance across periods on a consistent basis and to evaluate the relative risk of an investment in our securities. We use Adjusted Net Income and Adjusted Net Income per share to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with U.S. GAAP, provides a more complete understanding of factors and trends affecting our business than does U.S. GAAP measures alone. We believe Adjusted Net Income and Adjusted Net Income per share assists our board of directors, management, investors, and other users of the financial statements in comparing our net income on a consistent basis from period to period because it removes certain non-cash items and other items that we do not consider to be indicative of our core and/or ongoing operations and reflecting income tax expense on adjusted net income before income taxes at our estimated annual effective tax rate. The Non-GAAP Measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and the Non-GAAP Measures do not reflect any cash requirements for such replacements;
•
The Non-GAAP Measures do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
•
The Non-GAAP Measures do not reflect changes in, or cash requirements for, our working capital needs;
•
The Non-GAAP Measures do not reflect our tax expense or any cash requirements to pay income taxes;
•
The Non-GAAP Measures do not reflect interest expense, or the cash requirements necessary to service interest payments on our indebtedness; and
•
The Non-GAAP Measures do not reflect the impact of earnings or charges resulting from matters we do not consider to be indicative of our core and/or ongoing operations, but may nonetheless have a material impact on our results of operations.

In addition, because not all companies use identical calculations, our presentation of the Non-GAAP Measures may not be comparable to similarly titled measures of other companies, including companies in our industry.

Beginning in the first quarter of fiscal 2023, due to the effects of discontinued operations, as discussed above, the Company's non-GAAP financial measures are presented on a continuing operations basis, for all periods presented.

We do not provide forward-looking guidance for certain financial measures on a U.S. GAAP basis because we are unable to predict certain items contained in the U.S. GAAP measures without unreasonable efforts. These items may include acquisition-related costs, litigation charges or settlements, impairment charges, and certain other unusual adjustments.

The following table presents a reconciliation of net income from continuing operations as determined in accordance with U.S. GAAP to EBITDA and Adjusted EBITDA, and net income from continuing operations margin to EBITDA margin and Adjusted EBITDA margin (each expressed as a percentage of net sales) for the periods indicated:

(Dollars in thousands, except per share data)	Three Months Ended				For the Years Ended
	June 30,	% of Net	June 30,	% of Net	June 30,	% of Net	June 30,	% of Net
	2023	sales	2022	sales	2023	sales	2022	sales
Net income from continuing operations	$23,052	13.8%	$33,548	17.0%	$90,452	13.7%	$87,945	13.7%
Income tax expense	6,782		10,652		27,135		26,779
Interest expense	756		392		2,679		1,471
Interest income	(1,384)		—		(3,351)		—
Depreciation and amortization	2,736		2,402		10,569		9,731
EBITDA	31,942	19.2%	46,994	23.8%	127,484	19.3%	125,926	19.6%
Share-based compensation	765		582		3,656		3,510
Business development consulting costs(a)	—		—		312		—
Goodwill impairment(b)	—		—		—		1,100
Adjusted EBITDA	$32,707	19.6%	$47,576	24.1%	$131,452	19.9%	$130,536	20.3%

The following table sets forth a reconciliation of net income from continuing operations as determined in accordance with U.S. GAAP to Adjusted Net Income for the periods indicated:

	Three Months Ended		For the Years Ended
	June 30,	June 30,	June 30,	June 30,
	2023	2022	2023	2022
	(Dollars in thousands)		(Dollars in thousands)
Net income from continuing operations	$23,052	$33,548	$90,452	$87,945
Income tax expense	6,782	10,652	27,135	26,779
Amortization of acquisition intangibles	462	462	1,849	1,849
Share-based compensation	765	582	3,656	3,510
Business development consulting costs(a)	—	—	312	—
Goodwill impairment(b)	—	—	—	1,100
Adjusted Net Income before income taxes	31,061	45,244	123,404	121,183
Adjusted income tax expense(c)	7,144	10,406	28,383	27,872
Adjusted Net Income	$23,917	$34,838	$95,021	$93,311

Adjusted net income per common share
Basic	$1.38	$1.94	$5.39	$5.06
Diluted	$1.37	$1.92	$5.35	$5.01
Weighted average shares used for the computation of (d):
Basic Adjusted net income per share	17,299,562	17,952,267	17,618,797	18,455,226
Diluted Adjusted net income per share	17,505,504	18,155,449	17,765,117	18,636,512

The following table presents the reconciliation of net income from continuing operations per diluted share to Adjusted Net Income per diluted share for the periods presented:

	Three Months Ended		For the Years Ended
	June 30,	June 30,	June 30,	June 30,
	2023	2022	2023	2022
Net income from continuing operations per diluted share	$1.32	$1.85	$5.09	$4.72
Impact of adjustments:
Income tax expense	0.39	0.59	1.53	1.44
Amortization of acquisition intangibles	0.03	0.03	0.10	0.10
Share-based compensation	0.04	0.03	0.21	0.19
Business development consulting costs(a)	—	—	0.02	—
Goodwill impairment(b)	—	—	—	0.06
Adjusted Net Income per diluted share before income taxes	1.78	2.50	6.95	6.51
Impact of adjusted income tax expense on net income per diluted share before income taxes(c)	(0.41)	(0.58)	(1.60)	(1.50)
Adjusted Net Income per diluted share	$1.37	$1.92	$5.35	$5.01

(a)
Represents non-recurring third-party costs associated with business development activities, primarily relating to consulting costs for evaluation and execution of internal growth and other strategic initiatives. The evaluation and execution of the internal growth and other strategic initiatives is a bespoke initiative, and the costs associated therewith do not constitute normal reoccurring cash operating expenses necessary to operate the Company's business.
(b)
Represents a non-cash charge recorded in the Aviara segment for impairment of goodwill.
(c)
Reflects income tax expense at an income tax rate of 23.0% for each period presented.
(d)
Represents the Weighted Average Shares used for the computation of Basic and Diluted earnings per share as presented on the Consolidated Statements of Operations to calculate Adjusted Net Income per diluted share for all periods presented herein.

Investor Contact:

MasterCraft Boat Holdings, Inc.

Bobby Potter

Vice President of Strategy and Investor Relations

Email: investorrelations@mastercraft.com

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